                                                                   EXHIBIT 10.20

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT is entered into effective as of June 1, 2005, between Jack Lewis ("Executive") and KIRKLAND'S, INC., a Tennessee corporation with principal offices in Jackson, Tennessee (the "Company").

                                     RECITAL

      Executive and the Company desire to memorialize the terms of Executive's employment with the Company as Chief Executive Officer and President of the Company. The Company operates a chain of retail stores (the "Stores"). The parties have agreed concerning the terms of Executive's employment.

      NOW, THEREFORE, in consideration of the premises and the parties' mutual covenants, it is agreed:

      1. Employment; Scope of Duties. The Company hereby employs Executive, and Executive accepts employment as Chief Executive Officer and President. Executive shall report to the Board of Directors of the Company, and shall perform those duties as from time to time assigned by the Board of Directors of the Company.

      2. Term. The term of this Agreement shall commence on June 1, 2005 and continue until terminated as provided herein.

      3. Compensation and Benefits.

      (a) Salary and Annual Bonus. As base compensation for the services rendered hereunder to the Company, Executive shall be paid an annual base salary of $375,000, payable in accordance with the Company's standard payroll practices as in effect from time to time. The Board's Compensation Committee will review the base salary amount annually. In addition, beginning in fiscal 2005, Executive's target annual bonus opportunity will be $375,000, with $250,000 of that first year's bonus guaranteed. The bonus criteria, and the actual amount of any annual bonus (other than the first year's guaranteed amount), shall be determined by the Board of Directors Compensation Committee. The Board's Compensation Committee will review the bonus annually in accordance with the Company's Management Bonus Plan, as in effect from time to time.

      (b) Stock Options. Effective upon the commencement of employment, the Company will grant Executive an incentive stock option for the purchase of 200,000 shares of Kirkland's common stock, with the option price set as the closing price for the stock on the date of the award. The option will vest over four years based on Executive's continued employment by the Company over that period. The remaining terms of this option will be determined by the Company's Board and set forth in a separate stock option agreement.

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      In addition, provided Executive is still employed in good standing with the Company, the Company will, during 2006, grant Executive an additional incentive stock option for the purchase of 100,000 shares of Kirkland's common stock, with the stock price set as the closing price of the stock on the date of the award. The vesting schedule for this option will be the same as for the first option, and the remaining terms of this second option will be determined by the Company's Board and set forth in a separate stock option agreement.

      (c) Health/Life Insurance. Subject to the terms of the Company's group health insurance plans and policies from time to time in effect, Executive and his dependents are eligible for group health coverage, having such benefits as from time to time provided by the Company in its absolute discretion, together with the maximum life insurance coverage available for senior executives of the Company under such policies (up to such limit as from time to time set by the Company in the Company's absolute discretion). Executive understands and agrees that it is Executive's responsibility to promptly fill out and submit any insurance application(s) necessary for such coverage and that the Company has no control over any requirement by the insurer for medical "underwriting". The Company shall have no liability resulting from denial of coverage by the insurer or for the denial of one or more claims thereunder. Executive is solely responsible to make valid claims for benefits thereunder in order to generate benefits due and owing. Employee shall also be eligible to participate in the Company's voluntary life insurance program.

      (d) Company Car or Allowance. Executive shall receive a $600 per month car allowance.

      (e) Vacation and Other Benefits. Executive shall have such other benefits as from time to time provided by the Company in the Company's absolute discretion, including but not limited to paid vacation, and the right to participate in the Company's 401(k) plan, deferred compensation plan, and Employee Stock Purchase Plan, all on the terms applicable to such benefits. Executive is entitled to four (4) weeks of paid vacation in 2005, and four (4) weeks of paid vacation each year thereafter. Accrued but unused vacation may not be carried over to a subsequent calendar year and will not be payable upon any termination of employment. After three years of service, Executive will be entitled to six (6) weeks of paid vacation each year.

      4. Expense Reimbursement.

      (a) Relocation Expenses. The Company agrees to reimburse Executive for reasonable moving expenses arising out of Executive's relocation to Jackson, Tennessee, as approved in advance by the Company. Upon Executive's purchase of a home in Jackson, Tennessee, the Company will reimburse Executive's closing costs (excluding any "points" charged on a mortgage), up to $5,000. The Company will also reimburse Executive for reasonable temporary living expenses for hotel, necessary travel, and meals for a reasonable period until Executive purchases a home in the Jackson, Tennessee vicinity.

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      (b) Standard Business Expenses. Executive shall be reimbursed for those reasonable expenses (as determined by the Company in accordance with then existing policies) necessarily incurred by Executive in the performance of the duties herein as are specifically approved by the Company and as verified by vouchers, receipts, or other evidence of expenditure and business necessity as from time to time required by the Company.

      5. Other Employment; Conduct. Executive agrees to devote all working time and efforts to performing the duties required hereunder so as to maximize the sales volume and profitable operation of the Stores. Executive shall not engage in other employment or become involved in other business ventures requiring Executive's time, absent the prior written consent of the Board of Directors of the Company. Executive shall at all times conduct such duties and his personal affairs in a manner that is satisfactory to the Company and so as to not in any manner injure the reputation of or unfavorably reflect upon the Kirkland's organization or any Store or element thereof or any member thereof or third persons or entities connected therewith.

      6. Confidentiality. Executive understands and agrees that information developed by or disclosed to Executive in the performance of his duties hereunder (including, without limitation, information relating to vendor relations, inventory procurement and management, inventory distribution, marketing and sales, and store operations) and any other business or technical information or trade secret of the Company or the Stores (collectively, the "Information") is proprietary and confidential and represents a valuable, special and unique asset of the Company and the Stores, the disclosure of which would cause continuing and irreparable injury to the Company and the Stores. Accordingly, Executive agrees not to divulge in any manner, at any time, for any purpose other than the exercise of his duties hereunder in the best interest of the Company and the Stores, any of the Information.

      7. Restrictive Non-Competition Covenant. Executive agrees that during his employment by the Company and for the Restriction Period, Executive will not, directly or indirectly, own, manage, operate, control, be employed by, participate in, lend money, advise or furnish services or information of any kind (including consulting services) to, be compensated in any manner by, or be connected in any way with the management, ownership, operation or control of any business similar to the type of retail business conducted by the Company or as operated by the Stores during the term of this Agreement, at the time of termination of this Agreement, or during the Restriction Period. Executive understands and acknowledges that the type of retail business conducted by the Company is national in scope, and that similar businesses include national or regional chain retail operations (including "big box" operators, discounters, and "specialty stores" operating in malls, strip centers, and freestanding locations) specializing in or having a substantial inventory mix involving gifts and home decor, including but not limited to decorative accessories, home furnishings, and related items.

As used herein, the term "Restriction Period" means a period of three years after the end of the term of this Agreement, but the Restriction Period shall be extended for the period, if any, that Executive is in default under the restrictions in this Agreement.

During the term hereof and for the Restriction Period, Executive agrees to (a) notify any prospective employer of the existence of this restrictive non-competition covenant, and (b) notify

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the Company of Executive's commencement of employment with any other employer, along with the identity of such new employer.

      8. Covenant Not to Hire Company Employees. During his employment by the Company and for the Restriction Period, Executive agrees not to enter into or engage in any discussion or negotiation, or assist in such actions to encourage or cause present employees of the Company to disassociate their employment relationship with the Company and induce such present employees to go into the employment of any other entity. This restriction shall not apply to any personnel that Executive hires from Garden Ridge during his employment with the Company.

      9. Termination.

      (a) Definitions. As used herein, the term "Average Compensation" means an amount equal to Executive's average annual cash compensation received with respect to the three immediately preceding years of employment with the Company (or such lesser time period as Executive has been employed with the Company), paid over a period of one year in substantially equal installments on a biweekly basis.

      As used herein, the term "Cause" means the occurrence of any of the following, as determined in good faith by the Board of Directors of the
      Company: (i) the death of Executive; (ii) any physical or mental condition reasonably expected to or which does prevent the Executive from performing any essential element of his job for more than 90 days; (iii) alcohol abuse or use of controlled drugs (other than in accordance with a physician's prescription); (iv) illegal conduct or gross misconduct of Executive which is materially and demonstrably injurious to the Company, its affiliates or subsidiaries including, without limitation, fraud, embezzlement, theft or proven dishonesty in the course of his employment;
      (v) conviction of a misdemeanor involving moral turpitude or a felony;
      (vi) the entry of a guilty or nolo contendere plea to a misdemeanor involving moral turpitude or a felony, (vii) material breach of any agreement with, or duty owed to, the Company or Stores, or (viii) Executive's failure, refusal or inability to perform, in any material respect, his duties to the Company or Stores, which failure continues for more than fifteen (15) days after written notice thereof from the Company.

      As used herein, the term "Good Reason" means the occurrence of any of the following: (i) the assignment to Executive of any duties inconsistent with Executive's position, authority, duties or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities (excluding any isolated action not taken in bad faith); (ii) a reduction by the Company in Executive's annual salary, provided that if the salaries of substantially all of the Company's senior executive officers (including the Company's President and CEO) are contemporaneously and proportionately reduced, a reduction in the Executive's salary will not constitute "Good Reason" hereunder; (iii) the failure by the Company, without Executive's consent, to pay to him any portion of his current compensation, except pursuant to a compensation deferral elected by Executive, other than an isolated and inadvertent failure which is remedied by the Company promptly after receipt thereof given by Executive; (iv) the relocation of the Company's principal executive offices to a location more than 35 miles

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      from the location of such offices on the Effective Date, or the Company's requiring the Executive to be based anywhere other than the Company's principal executive offices, except for required travel on the Company's business; or (v) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement; provided, however, that the foregoing events or conditions will constitute "Good Reason" hereunder only if the Executive provides the Company with written objection to the event or condition within 60 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection and the Executive resigns his employment within 90 days following the expiration of that cure period.

      As used herein, the term "Health Insurance Benefit" means, a one-year waiver of the portion of the applicable premium otherwise payable for COBRA coverage equal to the amount the Company had contributed toward the cost of group health insurance for the Executive and his eligible dependents immediately prior to his termination.

      (b) Termination Rights. The Company may terminate Executive's employment hereunder at any time for Cause (as defined below), and either the Company or Executive may terminate Executive's employment hereunder at any time without Cause. Upon termination, Executive shall be entitled only to such compensation and benefits described in this Section 9. The Company will, in any event, have such rights and remedies as may be available to it under this Agreement, at law, in equity (to include injunctive relief) or otherwise, for any breach by the Executive of any material provision of this Agreement. The provisions of this Section 9 shall survive the termination of Executive's employment hereunder.

      (c) Termination For Cause; Resignation Without Good Reason. If the Executive's employment with the Company ceases for any reason other than those described below in Section 9(d) (including, without limitation, termination by the Company for Cause or resignation by the Executive without Good Reason), the Company's obligation to the Executive will be limited solely to the payment of accrued and unpaid annual salary and benefits through the date of such termination. All salary and benefits will cease at the time of such termination, subject to the terms of any benefits or compensation plans then in force and applicable to Executive, and the Company shall have no further liability or obligation by reason of such termination.

      (d) Company Terminates Executive Without Cause or Executive Resigns With Good Reason. If the Company terminates the Executive's employment without Cause or if the Executive resigns with Good Reason, the Company will pay Executive the Average Compensation and provide him the Health Insurance Benefit. The severance benefits described in this paragraph will be paid in lieu of, and not in addition to, any other severance arrangement maintained by the Company. Notwithstanding the foregoing, no amount will be paid or benefit provided under this paragraph unless Executive executes and delivers to the Company a release substantially identical to that attached hereto as Exhibit I in a manner consistent with the requirements of the Older Workers Benefit Protection Act.

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      10. Injunctive Relief. Executive understands and agrees that any breach by him of Sections 6, 7 or 8 of this Agreement will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of such breach by Executive, the Company shall have the right to enforce such sections by seeking injunctive or other relief in any court and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.

      11. Acknowledgements. Executive acknowledges that Sections 6, 7 and 8 of this Agreement are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the duration and geographic scope of those provisions are reasonable given the nature of this Agreement and the position Executive will hold within the Company. Executive further acknowledges that Sections 6, 7 and 8 of this Agreement are included herein in order to induce the Company to employ him and to enter into this Agreement and that the Company would not have entered into this Agreement or otherwise employed Executive in the absence of those provisions. Executive further acknowledges and agrees that Sections 6, 7 and 8 of this Agreement will survive the termination of this Agreement or his employment hereunder and will apply without regard to whether any termination of his employment is initiated by the Company or the Executive, and without regard to the reason for that termination.

      12. Waiver of Breach. Any waiver by the Company of a breach of any provision hereof shall not operate as or constitute a waiver of any of the terms hereof with regard to any subsequent breach.

      13. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned except by the Company to a business entity which is a successor to the Company by merger, stock exchange, consolidation, or other reorganization, or to an entity which results from a purchase or sale or other transfer or transaction involving third parties, or except to an entity owned or controlled by the principals of the Company. This Agreement (and all rights and benefits hereunder) is for Executive's personal services and is, therefore, not assignable by Executive.

      14. Entire Agreement; Modification. This Agreement is the entire agreement of the parties with regard to Executive's employment and all other agreements and understandings, whether written or oral, if prior hereto, are merged herein so that the provisions of any prior agreement(s) are void and of no further force and effect. This Agreement may not be modified except by a writing signed by both parties.

      15. Applicable Law; Venue. This Agreement shall be construed in accordance with the laws of the State of Tennessee, without regard to the principles of conflicts of law, even if Employee executed this Agreement outside Tennessee or Madison County, Tennessee, and even if some or all of Executive's services are to be rendered outside Tennessee. All legal disputes between the parties shall have a venue in the courts of Madison County, Tennessee.

      16. Notices. All notices required or permitted under this Agreement shall be in writing and effective upon mailing, postage prepaid, by certified mail, return receipt requested, to the addresses indicated herein, or as from time to time modified by notice:

            EXECUTIVE:
            Jack Lewis
            74 Briar Hollow Lane
            Houston, TX 77027

            COMPANY:
            Kirkland's, Inc.
            805 North Parkway
            Jackson, TN  38305
            ATTN: General Counsel

      17. Provisions Severable. Any provision hereof adjudged void or voidable by a court of competent jurisdiction shall be deemed severable such that the remaining provisions are in full force and effect. To the extent that any provision hereof is adjudged to be overly broad, then such provision shall be deemed automatically replaced by a similar provision as near to the original provision as possible but still enforceable.

      18. Parties Bound. This Agreement shall bind the parties' respective heirs, legal representatives, successors and permitted assigns.

      19. Other Agreements. Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is party (or by which he is otherwise bound) that would prevent or make unlawful his execution of this Agreement or employment by the Company, or that would in any way prohibit, limit or impair (or purport to prohibit, limit or impair) his provision of services to the Company.

      19. Effective Date. The Effective Date hereof for all purposes shall be June 1, 2005.

         [This space left blank intentionally; signature page follows.]

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, on May 16, 2005, effective as of the date first above written.

EXECUTIVE:                                  COMPANY:
                                            KIRKLAND'S, INC.

/s/ Jack E. Lewis                           /s/ Robert E. Alderson
-----------------                           ------------------------------------
Jack Lewis                                  Robert E. Alderson
                                            Chairman of the Board, President and
                                            Chief Executive Officer

                                    Exhibit I

                     RELEASE AND NON-DISPARAGEMENT AGREEMENT

      THIS MUTUAL RELEASE AND NON-DISPARAGEMENT AGREEMENT (the "Release") is made as of the 13th day of May 2005 by and between JACK LEWIS ("Executive") and KIRKLAND'S, INC. (the "Company").

      WHEREAS, Executive's employment by the Company will terminate; and

      WHEREAS, in connection with that termination and pursuant to Section 9(d) of the Employment Agreement by and between the Company and Executive dated as of June 1, 2005 (the "Employment Agreement"), the Company has agreed to pay Executive certain amounts, subject to the execution of this Agreement.

      NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. Resignation. Executive hereby resigns as an officer and employee of the Company, and as an officer, employee director or board committee member of any subsidiary or affiliate of the Company, effective as of the date of this Release.

SECTION 2. Acknowledgements. Executive acknowledges that: (a) the payments described in Section 9 of the Employment Agreement constitute full settlement of all his rights under the Employment Agreement, (b) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (c) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to him. Executive further acknowledges that, in the absence of his execution of this Release, he would not otherwise be entitled to the payments described in Section 9 of the Employment Agreement.

SECTION 3. Release and Covenant Not to Sue.

      (a) Release. Executive hereby fully and forever releases and discharges Company (including, for purposes of this Section 3, all predecessors and successors, subsidiaries, affiliates, assigns, officers, directors, trustees, employees, agents and attorneys, past and present) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising out of Executive's employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

      (b) Covenant Not to Sue. Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against the Company and that he has not assigned any claim against the Company to any other person or entity. Executive further

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promises not to initiate a lawsuit or to bring any other claim against the
Company arising out of or in any way relating to Executive's employment by the Company or the termination of that employment. This Release will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) will be barred.

      (c) Claims Not Released. The forgoing will not be deemed to release the Company from claims solely (i) to enforce this Release, (ii) to enforce Section 9 of the Employment Agreement, or (iii) for indemnification under the Company's By-Laws, under applicable law, under any indemnification agreement between the Company and Executive or under any similar arrangement.

SECTION 4. Non-Competition and Confidentiality Obligations. Executive acknowledges that Sections 6, 7 and 8 of the Employment Agreement survive the termination of his employment. Executive affirms that the restrictions contained in Section 6, 7 and 8 of the Employment Agreement are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions, and that he will abide by those restrictions.

SECTION 5. Non-Disparagement. Executive will not disparage Company or any of its directors, officers, agents, employees or affiliates or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Company or any of its directors, officers, agents, employees or affiliates.

SECTION 6. Cooperation. Executive further agrees that he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) that relates to matters with which Executive was involved during his employment with Company. Executive shall render such cooperation in a timely manner on reasonable notice from the Company. The Company will (a) reimburse reasonable expenses incurred by Executive in the course of fulfilling his obligations under this paragraph and
(b) will exercise commercial reasonable efforts to schedule the time for Executive's cooperation so as to avoid interfering with the Executive's other personal and professional obligations.

SECTION 7. Rescission Right. Executive expressly acknowledges and recites that
(a) he has read and understands this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release in which case this Release shall be unenforceable, null and void. Executive may revoke this Release during those seven (7) days by providing written notice of revocation to the Company, care of its general counsel, at the address and in the manner indicated in Section 16 of the Employment Agreement.

SECTION 8. Challenge. If Executive violates or challenges the enforceability of this Release, no further benefits under Section 9 of the Employment Agreement will be paid or provided to Executive.

SECTION 9. Miscellaneous.

      (a) No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Executive. There have been no such violations, and the Company specifically denies any such violations.

      (b) No Reinstatement. Executive agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

      (c) Successors and Assigns. This Release will inure to the benefit of and be binding upon the Company and Executive and their respective successors, executors, administrators, heirs and (in the case of the Company) permitted assigns. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise. Executive may not make any assignment of this Release or any interest herein.

      (d) Severability. The provisions of this Release are severable. If any provision or the scope of any provision is found to be unenforceable or is modified by a court of competent jurisdiction, the other provisions or the affected provisions as so modified shall remain fully valid and enforceable.

      (e) Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating subject matter hereof. This Release may not be changed or modified, except by a Release in writing signed by each of the parties hereto.

      (f) Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the State of Tennessee, without regard to the application of the principles of conflicts of laws.

      (g) Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

         [This space left blank intentionally; signature page follows.]

      IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and Executive has executed this Release, in each case as of the date first above written.

                                        KIRKLAND'S, INC.

                                        By: /s/ Robert E. Alderson
                                            ------------------------------------
                                            CHAIRMAN OF THE BOARD, PRESIDENT AND
                                            CHIEF EXECUTIVE OFFICER

                                        JACK LEWIS

                                            /s/ Jack E. Lewis
                                            -----------------